EXHIBIT 16.1

September 21, 2009

U.S. Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on September 21, 2009, to be filed by our former client, KIT digital, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

MSPC

MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

cc: Mr. Steven G. Felsher, Audit Committee Chair